Exhibit 10.8
Plant and Facilities Lease Agreement

Lessor (hereinafter referred to as Party A):Wuhan Hannstar Technology Co.,Ltd
Lessee (hereinafter referred to as Party B):Wuhan Diguang Electronics Co.,Ltd

Party A and Party B have reached an agreement through friendly consultation to conclude the following agreement. Party A will lease to Party B some of the plant and facilities located at the Wuhan Economic and Technological Development Zone for the purpose of activities engaged by Party B for the manufacturing and sale of LCD related products.

Article 1. Leased Properties

1.
The Leased Properties is located at No. Te 9, Tunkon Unit, Wuhan Economic and Technological Development Zone (hereinafter referred to as Leased Properties). Payment of rental is calculated on the basis of the actual facilities and use ratio.

2.	The site map and the list of facilities are attached hereto as Attachment 1 of the Agreement.

Article 2. Use of the Leased Properties

1.	The Leased Properties shall be used for the manufacturing and sale of LCD and related products.

2.	Party B will not change the use of the Leased Properties without Party A’s prior written approval.

Article 3. Lease Term

The Lease Term will last for one year from January 1st 2008 to December 31st 2008. Either Party A or Party B shall notify the other Party in written form two months prior to the expiry of the term if it does not intend to renew the lease.

Article 4. Rental

1.	Rental

RMB 200,000 Yuan per month.

2.
The rental will reduce accordingly on the condition that Party B fails to receive orders from Party A during the Lease Term. The actual reduction amount shall be agreed by both Party A and Party B otherwise. The confirmation on such reduction amount shall be signed and chopped, and shall be attached to the Agreement as an attachment.

3.	The utilities and other expenses shall be paid by Party B to the owner of the plant and facilities, which is irrelevant to Party A.

Article5. Lease payment term

1.	The rental shall by paid on a monthly basis. Payment for the rental of the next month shall be made by Party B to Party A through bank transfer on the 5th day of each month.

2.
Within one month’s time upon the signing of this Agreement, Party B shall pay one month’s rental by cheque as the deposit of the lease, together with one month’s rental and the other lease expenses which shall be paid prior to the execution of this Agreement. In the event that Party B is in breach of this Agreement and cause losses to Party A, Party A may deduct the loss from such deposit.

Article 6. Delivery of the Leased Properties

1.	Upon the execution of this Agreement and after the payment specified in Article 5 is made, the Parties shall determine the delivery date of the Leased Properties .

2.
Upon the expiry or termination of this Agreement, and if no renewal term is mutually agreed , except for the interior decoration and facilities both Parties agree to retain, Party B shall remove all its belongings and reinstate the properties before the expiry or termination of the lease. Otherwise, Party A has the right to dispose them at its discretion. Party A has the right to employ someone to demolish and dispose any objects that have not been demolished or relocated. The expenses incurred from such demolishment, disposal or the prolonged term shall be deducted from the deposit paid by Party B. If the deposit can not cover the expenses, Party B shall make up the balance within one month in accordance with the quotation provided by Party A, and Party B shall not raise any objection.

Article 7. Maintenance & safety management

1.	The daily maintenance to the building and original facilities shall be arranged by Party A during the Lease Term.

2.	Party B shall bear the maintenance fee and compensate for any damages of the Leased Properties and affiliated facilities caused by its improper management and use.

3.
During the Lease Term, as to the issues of fire protection, general duties , public security etc., Party B shall comply with the rules and regulations imposed by local authorities, take all the responsibilities and subject to the inspection and supervision of Party A.

4.	Party A shall be responsible for the maintenance of the equipment resulted from natural aging or equipment quality problems in the normal use.

5.
Party A shall, at any reasonable time, regularly or irregularly inspect the use and management of the Leased Properties, together with Party B, for the sake of public security and the avoidance of disasters.

Article 8.  Renewal

Party B will return the Leased Properties to Party A upon the expiry of this Agreement. Party B will notify Party A in writing two months prior to the expiry of this Agreement if Party B intends to extend the lease. Party A will reply to Party B in writing one month prior to the expiry of this Agreement. The Parties shall enter into a separate agreement upon negotiation if they decide to renew the Agreement.

Article 9. The use and limitation of the Leased Properties

1.
Party A will lease the Leased Properties to Party B in good conditions, and agree that Party B could change the partition structure of the Leased Properties for the purpose of decoration without affecting the structure safety of the Leased Properties, upon the approval of Party A and in no violation of the Construction Law and the fire prevention regulations of PRC. The change shall comply with the building public security inspection standards. If it fails to meet such standards, Party B shall make improvement within the time specified by the authorities. If the Leased Properties is fined due to the failure of improvement, Party B shall pay the fines and expenses until the improvement has been completed. Upon the expiry of the Agreement, Party B may remove the decoration provided that this will not damage the Leased Properties. Party B shall reinstate the Leased Properties. Any decorations that are not removed within the period specified by Party A shall be disposed of by Party A at its discretion, to which Party B shall raise no objection and Party B shall bear all the expenses.

2.
Party B shall obey relevant regulations of public security inspection on buildings and rules of fire control declaration during the term of the lease. Party B shall correct immediately and bear related expenses if it violates the above rules.

3.
Party B shall not transfer, lend or sublease all or part of the Leased Properties to any third party or for their use in any other way; without prior written approval of Party A, the affiliates of Party B shall not use the Leased Properties.

4.	The decoration, partition or wiring construction projects done by Party B shall comply with the relevant legal regulations and the environmental rules stipulated by the local legislation.

5.
The layout plan shall be examined and approved by Party A. Particularly in the high-risk use of chemicals, wiring welding, laboratory, restaurant operation and maintenance , Party B could only enter the properties upon the examination and approval of Party A.

6.	The use of electrical equipment and dangerous and hazardous materials should meet the relevant legal requirement and the environmental rules stipulated by the local legislation.

7.
Except for the regulation stipulated by Party A otherwise, the waste, waste water, or waste gas produced by Party B should be disposed by Party B in accordance with the environment regulations of relevant government.

8.
Party B should obey the covenants and regulations of the Leased Properties which constitute the integral part of this Agreement. For any inconsistency between their content and this Agreement, this Agreement shall prevail.

Article 10 Termination of Agreement

Party B will be deemed as breach of the Agreement if one of the following event occurs.
Pursuant to the Article 13 of this Agreement, Party A can recover the penalties and with a fifteen-day written notice, Party A could terminate this Agreement and take back the Leased Properties. Any damage to Party A thus incurred should be compensated by Party B.

1.	Sub-lease the Leased Properties without consent

2.	Assign, transfer or exchange the Leased Properties without consent.

3.	Demolish or modify the attached facilities or change the use purpose of the Leased Properties.

4.	lease rental overdue more than one month

5.	Not utilize the Leased Properties over two months without justifiable reasons

6.	Perform illegal activities in the Leased Properties.

7.	Intentionally damage the fixtures of the Leased Properties.

8.	Terminate the Agreement in advance.

9.	Other matters harmful to the legal rights of Party A.

Article 11 Modification

1.	To facilitate the use by Party B, all modification expenses, including but not limited to modification charges, construction costs and all related expenses, shall be paid by Party B to Party A.

2.	The modification of the Leased Properties made by Party B shall obtain the prior approval of Party A, and shall not change the structure and nature of the Leased Properties.

3.	Upon expiry of the Agreement and no renewal was made, Party B shall reinstate the Leased Properties, and all expenses shall be borne by Party B.

Article 12 Insurance

Party B is responsible for the insurance of the fire prevention. All furniture, machineries, and other tangible assets and related belongs shall be insured by Party B and all the expenses incurred from such shall be borne by Party B and Party A is not liable for any insurance.

Article 13 Liability for breach of Agreement

1.	Party B shall comply with this Agreement and in case of any breach, Party B shall pay an amount equivalent to double monthly rental to Party A as the fine.

2.	As to any overdue rental, for each day overdue (overdue means later than every 20th day of each month), Party A has the right to receive a fine equivalent to 1% of the rental.

3.	Any loss to Party A caused by public safety accidents made by Party B shall be borne by Party B.

4.
In case of any earlier termination of the Agreement by Party A, it shall notify Party B three months in advance and compensate for one month’s rental and any expenses of Party B associated with that event.

5.
In case of any breach of the articles to this Agreement by any one party, another party shall notify that party to rectify within fifteen days by writing. If no remedial action was taken by that party, the other party shall notify to terminate the agreement by writing.

Article 14 Force Majeure

Any events that are not caused by any one party, such as act of state, change in law, strike, natural disasters, war, riots, civil war, flooding, fire, embargo, widespread disease, epidemics announced officially or from the Health and Hygiene organization by the legislation or other uncontrollable factors(collectively named” Force Marjorie”), which shall result in the failure or postpone of performing the Agreement, any party shall not bear any liability. However, such party shall notify the other party and provide relevant certificates within three days after such event occurs. Both Parties shall solve such events through friendly negotiation.

Article 15 Damage of the Leased Properties

1.
Any damage to the entire or part of the Leased Properties caused by earthquakes, typhoon, flooding , war and other factors uncontrollable which are not due to the faults of Party B, it shall notify Party A in writing and Party A shall immediately take remedial actions. Within the period that Party B cannot use the Leased Properties, Party B need not pay any rental. If Party A cannot finish the repairs within 30 days, Party B shall terminate the Agreement.

2.
In case that any intentional mistakes or errors are made by any users or its employees of Party B which results in the entire or partial damage to the Leased Properties, Party A shall notify Party B in writing to terminate the Agreement and demand for compensation.

Article 16 The usage of the utilities and interior fire protection area

1.
The rental does not include electricity, water and gas expenses and all utilities of Party B shall be installed by Party A. All the expenses shall be paid to the legal owner based on the actual usage and current unit prices. The above installation fee shall be borne by Party B.

2.
The rental does not include any accessory expenses for the interior decoration, that is the modification in decoration material and fire protection facilities. Party B shall be liable for these expenses.

3.	The rental does not include the maintenance fees for use of the electrical equipments, escalators and the air-conditioning and all these shall be borne by Party B.

4.	Without the prior written consent of Party A , Party B shall not alter the interior decoration, building infrastructure, the electrical and mechanical system and facilities.

5.	Without the prior written consent of Party A , Party B shall not increase equipment at will.

Article 17 No-disclosure obligation

Party B and its employees shall keep confidential the information and trade secrets belonging to Party A known to or possessed by Party B through performing this Agreement, and shall not disclose to any third party. This provision shall survive the expiry or termination of this Agreement. If Party B or its employees violates this provision, Party B shall compensate Party A.

Article 18 Others

1.
For any other matters not covered by this Agreement, both Parties may sign supplementary agreement thorough negotiation. For any inconsistency between this Agreement and the supplementary agreement, the supplementary agreement shall prevail.

2.	For any other matters not covered by this Agreement and the supplementary agreement, the relevant PRC laws, regulations and policies shall be adopted.

3.	Failure of either Party A or Party B to fulfill any of the provision or right herein, shall not be deemed as the waiver of such provision or right.

4.
This Agreement constitutes the entire agreement between the parties, and any modification or revision to this Agreement shall become effective only after the execution of the representative of both Parties.

5.	Either Party A or Party B shall not transfer the rights and obligations to any third party without prior written approval of the other party.

6.	Upon agreement of both parties, Party A will have the right to cancel this Agreement, and alter, modify and the Agreement without taking any responsibility.

Article 19 Dispute Resolution

Any dispute arising from the execution of, or in connection with, theAgreement will be settled through friendly negotiation between both parties. In case the agreement cannot be reached, any party may summit the dispute to Wuhan arbitration committee for arbitration.

Article 20 Counterparts

1.	This Agreement is six pages and shall be executed in two copies. Each Party shall hold one and all the copies have the same legal force.

2.	T This Agreement will be effective after being signed by both parties.

Attachments:

1.	Site map and the facilities list

2.	Calculation of Rental and other fees

(The remainder of this page is intentionally left blank.)

Signature page

Party A: Wuhan Hannstar Technology Co., Ltd

Address: No.Te 9,Tunkon Unit, Wuhan economic and technical development zone

Legal representative: (Name) Wu Shengxian
Authority representative:
Date: October 29, 2007 at Wuhan

Party B: Wuhan Diguang Electronics Co.,Ltd

Address: No.Te 9,Tunkon Unit, Wuhan economic and technical development zone
Legal representative: (Name)
Legal representative (Name)
Authority representative: Chop
Date: October 29, 2007 at Wuhan